Exhibit 10.15

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made and entered into as of March 31, 2023 (the “Effective Date”) by and among Gauzy Ltd., a company incorporated and existing under the laws of the State of Israel having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (the “Company”), and each of the entities and/or persons listed on Exhibit A hereto (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, the Lenders wish to extend to the Company one or more convertible loans in a collective aggregate amount not to exceed US$20,000,000 (the “Loan Maximum”), in such allocation as set forth across from each Lender’s name in Exhibit A under the column entitled, “Loan Amount”, subject to the terms and conditions of this Agreement (each, a “Loan” and collectively, the “Loans”); and

WHEREAS, the Company wishes to accept such Loans pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	“Articles” shall mean the articles of association of the Company in effect on the Effective Date.

1.2	“Business Day” shall mean any day other than Friday or Saturday, and other than days on which banks in Israel are generally closed.

1.3	“Bonus Period” shall mean the period between such Overallotment Lender’s Disbursement Date and the expiration of one (1) year and 326 days thereof;

1.4	“Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted.

1.5	“Conversion Event” shall mean an event upon which the Loan Amount is converted pursuant to Sections 6.1, 6.2, 6.3, 6.4, or 6.5.

1.6	“Conversion Shares” shall mean, in each case when issued, a newly created series of the Company’s preferred equity having, except as provided below, such rights and privileges as the Company’s then most recently authorized series of preferred equity (and also bearing the same rights with respect to the holders thereof, but which may be a separate sub-class due to differing original issue prices) sold in a bona fide fundraising to cash investors in purchasing an aggregate of not less than US$5,000,000 of such preferred equity in such fundraising; provided, however, that:

1.6.1	For purposes of price-based anti-dilution protection and the calculation of dividend rights, if any, the initial conversion price (or similar) for each series of preferred equity comprising Conversion Shares shall be based on the applicable price per share at which the Lender Loan Amount actually converted into such series of preferred equity;

1.6.2	The liquidation preference of the Conversion Shares shall be senior in priority of payment in the event of any Liquidation or Disbursement (as defined in the Articles, including any terms of similar meaning in any amendments to the Articles from time to time) to all other classes and series of Company equity that is then authorized or outstanding (other than with respect to other preferred equity issued as Conversion Shares to Lenders pursuant to conversions under this Agreement, all of which shall be pari passu among such classes and series);

1.6.3	With respect to any Conversion Shares issued to Overallotment Lenders, such series of preferred equity shall have a liquidation preference equal to two (2) times the applicable price per share at which such Overallotment Lender’s Lender Loan Amount converted;

1.6.4	With respect to any Conversion Shares issued to Lenders who are not Overallotment Lenders, such series of preferred equity shall have a liquidation preference that is equal to one and one half (1.5) times the price per share at which such Lender’s Lender Loan Amount converted;

1.6.5	With respect to any Conversion Shares issued in connection with a Qualified Financing, the Conversion Shares shall be such series of preferred equity issued in such Qualified Financing bearing the same rights with respect to the investors in the Qualified Financing, but which may be a separate sub-class due to differing original issue prices; and

1.6.6	With respect to any Conversion Shares issued pursuant to Section 6.5, the Conversion Shares shall be the then most recently authorized series of preferred equity (and also bearing the same rights with respect to the holders thereof, but which may be a separate sub-class due to differing original issue prices).

1.7	“Deemed Liquidation” shall have the meaning as set out in the Articles.

1.8	“Deemed Liquidation PPS” shall mean a price per share derived by multiplying (i) the quotient obtained by dividing (a) the aggregate consideration paid in connection with a Deemed Liquidation to (without double counting) the Company, its affiliates and/or all holders of Company equity or equity-linked securities or rights, by (b) the Company’s share capital as of immediately prior to such Deemed Liquidation calculated on a Fully Diluted Basis (excluding any Company equity or equity-linked securities or rights that will be cancelled in connection with, and will not have rights to receive any consideration in or as a result of, such Deemed Liquidation); by (ii) 0.75.

1.9	“Existing Loan” shall mean that certain loan facility agreement entered into by and between the Company, Klirmark and Davidson & W Technology Growth Cayman LP dated as of January 19, 2022 as amended on April 25, 2022 and as may be amended from time to time (the “Existing Lender”).

1.10	“Expiration Date” shall have the meaning as set out in Section 6.4 below.

1.11	“Final Date” shall mean the third (3rd) anniversary from the relevant Lender’s Disbursement Date.

1.12	“Final Date PPS” shall mean the price per share derived by multiplying (i) the quotient obtained by dividing the pre-money Company valuation of: US$ 600,000,000, by (B) the Company’s outstanding share capital as of immediately prior to the applicable conversion calculated on a Fully Diluted Basis; by (ii) 0.75.

1.13	“Fully Diluted Basis” shall mean, as of a given time, all the then issued and outstanding share capital of the Company, after giving effect to the conversion or exercise (as the case may be) of all convertible securities, options and warrants and anti-dilution rights, as well as all other rights or promises of any kind to acquire equity securities of the Company and/or other securities or rights convertible into or exchangeable for equity shares of the Company outstanding as of such time.

1.14	“IPO” shall have the meaning as set out in the Articles.

1.15	“IPO PPS” shall mean a price per share derived by multiplying (A) the lower of: (i) the lowest offering price to the public for the Company’s securities offered in connection with, and at the consummation of, such IPO; and (ii) the quotient obtained by dividing (x) US$ 600,000,000 by (y) the Company’s outstanding share capital as of immediately prior to the consummation of the IPO calculated on a Fully Diluted Basis and by (B) 0.75.

1.16	“Liquidation” shall have the meaning as set out in the Articles.

1.17	“Optional PPS” shall mean the price per share derived by multiplying (i) the quotient obtained by dividing (A) the pre-money valuation utilized to derive the price per share paid by cash investors investing an aggregate of not less than US$5,000,000 in the Company’s most recent bona fide equity financing prior to the applicable conversion date, by (B) the Company’s outstanding share capital as of immediately prior to the applicable conversion calculated on a Fully Diluted Basis; by (ii) 0.75.

1.18	“Qualified Financing” shall mean the Company’s next bona fide preferred equity financing following the date of this Agreement.

1.19	“Qualified Financing PPS” shall mean the price per share derived by multiplying (i) the lowest price per share paid by cash investors participating in such Qualified Financing by (ii) 0.75.

1.20	“Required Pro Rata Portion” shall mean each of the Lenders’ pro rata portion of the Company’s preferred shares as of the Effective Date, as set forth across from such Lender’s name on Annex A (under the column entitled “Required Pro Rata Percentage”).

1.21	“Resonac Assets” shall mean all assets and rights acquired by the Company or its affiliates in connection with the acquisition of the SPD business (including but not limited to the intellectual property and know-how, (including those of its subsidiaries), securities, rights deriving from agreements, bank accounts and accounts receivable) of Resonac Corporation Co., Ltd. (formerly known as Showa Denko Materials. Co., Ltd.).

1.22	“Underlying Assets” shall mean the Company’s assets, including, but not limited to, shares (including those of its subsidiaries), securities, rights deriving from agreements, bank accounts, accounts receivable and intellectual property.

2.	LOAN

2.1	Subject to the terms contained herein, each of the Lenders shall pay to the Company its portion of the Loan Amount as set forth across from such Lender’s name on Annex A (such Lender’s “Lender Loan Amount”).

2.2	Each Lender’s Lender Loan Amount shall be paid to the Company within seven (7) Business Days of such Lender entering into this Agreement (such payment date, a “Disbursement Date”), to be paid to a bank account of the Company as set forth in Section 2.4 below.

2.3	Each Lender’s Loan Amount shall bear interest at a rate of twelve percent (12%) per annum (compounded annually) (the “Interest”). The Interest shall be due and payable upon repayment in accordance with Section 5 below, or upon the conversion of the Loan Amount in accordance with Section 6 below; Notwithstanding the foregoing, any Lender extending an amount which reflects an increase of thirty percent (30%) or more over its Required Pro Rata Portion based on a loan amount of US $15,000,000 (each such Lender, an “Overallotment Lender”), then such Overallotment Lender’s Lender Loan Amount shall bear simple non-compounding interest of twenty-four percent (24%) (the “Overallotment Interest”) from the relevant Disbursement Date until the earlier of the expiration of the Bonus Period or the repayment or conversion of such Overallotment Lender’s Lender Loan Amount. Following the Bonus Period, such (including the Overallotment Interest) shall continue to bear Interest at the rate as set forth in the first sentence above.

2.4	The payment by the Lenders of their Lender’s Loan Amount shall be made in United States dollars (herein, “US$”), by wire transfer to the Company’s bank account as follows:

Bank: Mizrahi Tefahot

Branch: Atidim No. 528, 26a Ha’Barzel St., Tel Aviv

Account No.: 145862

IBAN: IL23-0205-2800-0000-0145-862

SWIFT: MIZBILIT

Beneficiary: Gauzy Ltd.

2.5	Exhibit A may be amended to add additional Lenders who have executed a joinder in the form attached as Exhibit B (a “Joinder”). Any such additional Lender executing a Joinder (each an “Additional Lender”), shall be considered as a “Lender” hereunder for all purposes.

3.	WARRANT

3.1	Each Lender shall be entitled to receive from the Company a warrant entitling such Lender to acquire additional shares of capital stock of the Company of such type, in such number, and on such terms as set forth in the form of Warrant to Purchase Preferred Shares attached hereto as Exhibit C (each a “Warrant”). Upon each Lender’s transfer of their Lender’s Loan Amount, the Company shall issue and deliver a Warrant to such Lender in accordance with the above.

4.	SECURITY

4.1	The repayment by the Company of the Loan Amount in accordance with this Agreement shall be (i) secured by a first ranking floating charge, under Israeli law, unlimited in amount, on all of the Resonac Assets, once the Company has completed the acquisition of the Resonac Assets pursuant to a pledge agreement in the form attached hereto as Exhibit D (the “Pledge”) and (ii) subordinated to the Existing Loan.

4.2	Within sixty (60) days following the later of: (i) the completion of the Company’s acquisition of the Resonac Assets, or (ii) the Disbursement Date, the Company shall make reasonable commercial efforts to provide to such Lender confirmation of due registration of the Pledge with the Israeli Registrar of Companies.

4.3	For the avoidance of doubt, each of the Lenders shall not have the right to enforce the floating charges in an amount in excess of the total amount owed to such Lender at such time pursuant to this Agreement.

5.	REPAYMENT

5.1	Unless earlier converted pursuant to Section 6 below, the Company shall repay in cash to each Lender its Lender Loan Amount plus, any and all accrued interest in accordance with Section 2.1, upon (i) an Event of Default as defined in Section 7 below, (ii) the consummation of the IPO (if such Lender elects to be repaid from the IPO proceeds pursuant to the terms of Section 6.1), (iii) the consummation of a Deemed Liquidation pursuant to the terms of Section 6.2 (if such Lender elects to be repaid upon the consummation of a Deemed Liquidation pursuant to the terms of Section 6.2), or (iv) the date that is no later than ten (10) Business Days following the Expiration Date pursuant to the terms of Section 6.4 (if such Lender does not elect to convert its Lender Loan Amount pursuant to the terms of Section 6.4).

6.	CONVERSION

6.1	Conversion Upon IPO

Unless earlier converted pursuant to this Section 6 or repaid pursuant to the terms of Section 5 above, immediately prior to an IPO, and to be effective upon the consummation thereof, each Lender shall either require the Company to either (i) repay its Lender Loan Amount and the Interest in accordance with Sections 5 and 6.8 from the IPO proceeds, which the Company shall effectuate not later than ten (10) Business Days following the consummation of the IPO by wire transfer of immediately available funds to a bank account designated by the Lender, or (ii) automatically convert, immediately prior to the IPO, its Lender Loan Amount into an equity investment in the Company, and shall receive that number of Conversion Shares equal to the quotient of (i) the Lender Loan Amount (plus any and all accrued and unpaid Interest if so elected by such Lender pursuant to Section 6.8.5 below), divided by (ii) the IPO PPS.

6.2	Conversion Upon Deemed Liquidation

In the event the Company undergoes a Deemed Liquidation prior to an IPO, a conversion pursuant to this Section 6 or repayment pursuant to Section 5 above, each Lender may require the Company to either (i) repay its Lender Loan Amount and the Interest in accordance with Sections 5 and 6.8, which the Company shall cause to be effectuated on or as soon as reasonably practicable following the consummation of the Deemed Liquidation by wire transfer of immediately available funds to a bank account designated by such Lender as part of the flow of funds in such Deemed Liquidation event, or (ii) convert its Lender Loan Amount into that number of Conversion Shares as equals the quotient of (i) the Lender Loan Amount (plus any and all accrued and unpaid Interest if so elected by such Lender pursuant to Section 6.8.5 below), divided by (ii) the Deemed Liquidation PPS.

6.3	Conversion upon Qualified Financing

In the event the Company completes a Qualified Financing prior to an IPO, a conversion pursuant to this Section 6, or repayment pursuant to Section 5 above, each Lender may require the Company to convert the Lender Loan Amount (plus any and all accrued and unpaid Interest if so elected by such Lender pursuant to Section 6.8.5 below), as of immediately prior to the initial closing of such Qualified Financing, into that number of Conversion Shares as is equal to the quotient of the (i) Lender Loan Amount (plus any and all accrued and unpaid Interest if so elected by such Lender, pursuant to Section 6.8.5 below), divided by (ii) the Qualified Financing PPS.

6.4	Optional Conversion or Repayment

Unless earlier converted pursuant to this Section 6 or repayment pursuant to Section 5 above, following the Company’s written notice of repayment to a Lender of such Lender’s Lender Loan Amount and the Interest in accordance with Sections 5 and 6.8, which the Company may send at any time, such Lender may elect by written notice to the Company delivered no later than ten (10) Business Days following receipt of the repayment notice from the Company (the “Expiration Date”) to convert the Lender Loan Amount into that number of Conversion Shares equal to the quotient of (i) the Lender Loan Amount (plus any and all accrued and unpaid Interest if so elected by such Lender pursuant to Section 6.8.5 below), divided by (ii) the Optional PPS. Any Lender who does not so notify the Company by the Expiration Date shall be deemed to have elected to have the Company repay its Lender Loan Amount.

6.5	Final Date Conversion

Unless earlier converted pursuant to this Section 6 or repayment pursuant to Section 5 above, as of the Final Date, the Lender may elect to convert its Lender Loan Amount into an equity investment in the Company, by way of written notice to the Company, and shall receive that number of Conversion Shares equal to the quotient of (i) the Lender Loan Amount (plus any and all accrued and unpaid Interest if so elected by such Lender pursuant to Section 6.8.5 below), divided by (ii) the Final Date PPS. Notwithstanding the above, in case of a conversion pursuant to Sections 6.1, 6.2, or 6.3 after the Final Date, a conversion pursuant to this Section 6.5 shall not apply.

6.6	Notice of Conversion

Prior to a (i) IPO, (ii) Qualified Financing, or (iii) Deemed Liquidation,, but no less than fifteen (15) days prior to the expected closing or consummation thereof, the Company shall notify the Lenders in writing (including by email) of such event, and the Lenders shall have seven (7) days to notify the Company in writing (including by email) of its election to have the Loan Amount repaid or converted in accordance with Sections 6.1, 6.2, 6.3 (only conversion), as the case may be. With respect to Sections 6.1 and 6.2, any Lender who does not so notify the Company within the requisite time shall be deemed to have elected to convert its Lender Loan Amount in accordance with Sections 6.1 or 6.2, as the case may be. With respect to Section 6.5, following the Final Date the Lenders shall notify the Company in writing (including by email) of its election to have the Lender Loan Amount converted, in accordance with Section 6.5.

6.7	Effects of Conversion & Partial Conversion and Repayment

6.7.1	The issuance to a Lender of any securities of the Company in the event of conversion pursuant to the terms and conditions set forth herein shall be deemed full and complete payment and discharge of the Lender Loan Amount extended by such Lender.

6.7.2	Upon notice of an event pursuant to Sections 6.1 and 6.4, a Lender may elect, by written notice to the Company, to have its Lender Loan Amount partially converted and partially repaid. With respect to the portion of the Lender Loan Amount so elected to be converted by such Lender, the calculation of the number of Conversion Shares to be issued shall be based on the amount so elected to be converted (plus any and all accrued and unpaid Interest on such amount if so elected by such Lender pursuant to Section 6.8.5 below).

6.8	Mechanics of Conversion

In the event of any conversion by a Lender of its respective Lender Loan Amount pursuant to this Agreement, the following provisions shall apply:

6.8.1	Fractional Shares. No fractional shares shall be issued in connection with any conversion of the Lender Loan Amount, and the actual number of shares of the Company to be issued to such Lender shall be rounded to the nearest whole number.

6.8.2	Issuance; Share Certificate. The Company shall, immediately upon any conversion of the Lender Loan Amount, issue and deliver to the Lender a certificate representing the number of shares issued to such Lender pursuant to such conversion.

6.8.3	Rights as Shareholder. From the date of occurrence of a conversion and thereafter, the Lender shall be deemed to possess all rights, preferences, powers, privileges, restrictions, qualifications and limitations associated with the Company’s shares issued upon such conversion to such Lender.

6.8.4	Due Issuance; Effect of Conversion. Upon any conversion of the Lender Loan Amount, the Company shall promptly issue to the Lender the appropriate number and class or series of shares, duly authorized, validly issued, fully-paid, non-assessable and free and clear of any pre-emptive rights, pledges, liens, claims, encumbrances or third party rights of any kind other than as set forth in the Articles.

6.8.5	Tax Withholding. Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with the issuance of any shares to the Lenders shall be borne by the respective Lender. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority at the rate determined by said law or regulation, unless such Lender has presented the Company with a valid tax withholding exemption certificate or certificate for reduced tax rate, issued by the applicable tax authority. In the event that pursuant to any law or regulation, tax is required to be withheld at source from or in connection with the issuance of the Company’s shares pursuant to the conversion of the Loan Amount (the “Withholding Amount”) and unless a Lender has presented the Company with a valid exemption certificate, then the Lender may elect by written notice to the Company (i) to convert the full amount of the Interest due and owing into shares of the Company pursuant to the terms of this Section 6, and shall pay the Company, in cash, an amount equal to the Withholding Amount which is attributed to the Interest so owed to them; or (ii) the Company shall deduct the Withholding Amount from the total amount of Interest owed to such Lender, which it shall remit to the relevant governmental authorities, and the remaining amount shall be converted into shares of the Company pursuant to the terms of this Section 6.

7.	EVENTS OF DEFAULT

Notwithstanding anything to the contrary herein, upon the occurrence of each of the events set forth in this Section 7 (each an “Event of Default”), each Lender shall be entitled to immediate repayment of its respective Lender Loan Amount, and the Company undertakes to immediately pay all such amounts due upon such Lender’s written demand:

7.1	A breach of any material undertaking of the Company towards the Lender, under this Agreement, which remains uncured for thirty (30) days or more pursuant to a written notice thereof to the Company by the Lender;

7.2	The Company’s ordinary course of business is suspended or ceased, or the Company generally ceases to pay its debts when due. For the avoidance of doubt, a temporary suspension of an operation which is intended to be resumed shortly thereafter shall not be deemed to constitute a suspension of business hereunder;

7.3	The commencement by or against the Company of any liquidation proceedings, bankruptcy, insolvency, moratorium, receivership, reorganization or similar proceeding, unless such proceedings have been withdrawn or stayed within sixty (60) days; or if the Company’s shareholders have resolved to voluntary liquidate the Company; or

7.4	The appointment of a receiver, liquidator, special manager or trustee over all or any part of the Company’s assets, unless such appointment has been withdrawn or stayed within sixty (60) days, or the appointment of a permanent liquidator or permanent receiver to take possession of the material part of the or assets of the Company, or an attachment is placed on a material part of the property or assets of the Company (unless such attachment has been removed within sixty (60) days), or the calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them.

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants, as of the Effective Date, to the Lenders, as follows:

8.1	Organization. The Company is duly incorporated and validly existing under the laws of the State of Israel and has the power and authority to own, lease and operate its properties and carry on its business as currently conducted.

8.2	Approvals. No consents, authorizations or approvals or waivers of any kind of any governmental authority or other third party are required in connection with the execution or performance of this Agreement other than as provided in Schedule 8.2 attached hereto (the “Required Approvals”).

8.3	Enforceability. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity.

8.4	No Conflicts. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Articles or other governing instruments of the Company; (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign known to the Company; (iii) applicable Israeli law or (iv) any agreement or contract to which the Company is party. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties or rights of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

8.5	Litigation. Other than as set forth in Schedule 8.5 hereto, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or threatened in writing against (i) the Company or (ii) to the Company’s knowledge, any officer, director or key employee of the Company arising out of their employment, board or officer relationship with the Company, in each case that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

8.6	Intellectual Property. Other than as set forth in Schedule 8.6 hereto: (i) the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others; (ii) the Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person; and (iii) to the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

8.7	Property. Other than as set forth in Schedule 8.7 hereto, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

8.8	Employee Matters. To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining.

8.9	Tax Returns and Payments. There are no Israeli state or local or foreign taxes due and payable by the Company which have not been timely paid. Other than in the ordinary course of business, the Company has not been subject to any examinations or audits of any tax filings or reports by any applicable Israeli state or local or foreign governmental agency. The Company has duly and timely filed all Israeli state or local or foreign tax filings required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

8.10	Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

8.11	Disclosure. The Company has made available to the Lenders all the information reasonably available to the Company that the Lenders have requested for deciding whether to make the Loans. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

9.	REPRESENTATIONS AND WARRANTIES OF THE LENDER

Each Lender, severally and not jointly, hereby represents and warrants to the Company as follows:

9.1	It has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.

9.2	No consents, authorizations or approvals of any kind of any governmental authority or other third party are required in connection with the execution or performance by the Lender of this Agreement.

9.3	This Agreement is a legal, valid and binding obligation of the Lender, and is enforceable as to it in accordance with its respective terms, except as limited by applicable laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity.

9.4	The Lender acknowledges that the Loan contemplated herein involves substantial risk. The Lender has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of this type of investment and sustaining a substantial or total loss of its loan. The Lender has had the opportunity to consult with its own attorney, accountant and/or financial advisers regarding this Agreement, including tax, accounting and legal merits, risks and consequences of this Agreement. The Lender further acknowledges that it has been afforded the opportunity to ask the Company questions concerning the business and financial condition, operations and prospects of the Company and all such questions have been answered to the full satisfaction prior the entering into the Agreement. The foregoing shall not derogate from the representations and warranties of the Company’s set forth in Section 8 above.

9.5	The Lender acknowledges and understands that any Company securities issued upon conversion of its loan shall be restricted and not freely tradable securities.

9.6	No agent, broker, investment banker, person or firm acting in similar capacity on behalf of or under the authority of the Lender is or will be entitled to any broker’s or finder’s fee or any other commission in connection with the transactions contemplated hereunder, and the Lender agrees to indemnify and hold the Company harmless from any such liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) in connection with the transactions contemplated hereunder.

9.7	The Lender acknowledges that any rights in connection with repayment of the Loan Amount and any other claim or demand for payment to the Lender by the Company in respect thereto are subordinated to the Existing Loan as provided in Section 4.1 hereof and each Lender concurrently with the execution of this Agreement, shall execute a Subordination Letter in favor of the Existing Lenders in the form attached hereto as Exhibit E (the “Subordination Letter”). Notwithstanding any other provision in this Agreement, if any term of this Agreement conflicts in any way with any term of the Subordination Letter, then the term of the Subordination Letter shall prevail.

10.	IIA UNDERTAKING

To the extent required under applicable law (as shall be determined by the Company at its sole discretion) and at the Company’s written request (via email) to any of the Lenders, such Lender shall execute the standard undertaking mandated by the IIA, in the IIA’s customary form and deliver to the Company a copy thereof.

11.	CONFIDENTIALITY

Each Lender agrees to keep strictly confidential, and not disclose or otherwise disseminate any and all Company’s documents, materials and information it receives pursuant hereunder, except for documents, materials and information which (a) are known or become known to the public in general (other than as a result of a breach of this Section by the Lender), or (b) are or have been made known or disclosed to such Lender by a third party without a breach of any obligation of confidentiality such third party may have to the Company (the “Confidential Information”); provided, however, that the Lender shall have the right to disclose such Confidential Information to its legal and financial advisors on a need to know basis and to any assignee of all of the rights and obligations of the Lender or purchaser of all of the Company’s shares from the Lender, provided that the Lender shall be responsible to ensure that each such advisor, assignee or purchaser complies with the provisions of this Section 11. Such Confidential Information may be used by the Lender only for the purpose of monitoring and deciding on its investment in the Company.

12.	MISCELLANEOUS

12.1	Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and it supersedes all prior written and oral understandings on such matters. This Agreement may be changed, with respect to each of the Lenders, only by an agreement in writing duly signed by the Company and such Lender.

12.2	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Israel without giving effect to its principles or rules of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

12.3	Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that two parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

12.4	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.5	Transfer; Successors and Assigns. This Agreement and the rights and the obligations of the Lender hereunder may not be transferred or assigned by the Lender without the prior written consent of the Company, except for transfer or assignment by the Lender to an Affiliate of the Lender. This Agreement shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and permitted assigns of the Lender. “Affiliate” means any entity which controls, is controlled by, or which is under a common control with the Lender, where “control” means the holding of more than fifty percent (50%) of the issued stock or voting rights.

12.6	Notice. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission), or by electronic mail, addressed as set forth below:

The Company

Gauzy Ltd.

14 Hathiya, Tel Aviv, Israel

Attention: Eyal Peso, CEO

E-mail: eyal@gauzy.com

Fax: +972 (72)2500386

with a copy to (which shall not constitute a notice):

Gornitzky & Co.

Vitania Tel-Aviv Tower

20 Haharash St.

Tel-Aviv, Israel 6761310

Attention: Yehonatan Raff, Adv.

E-mail: yonir@gornitzky.com

The Lender	To the address set forth on Exhibit A next to such Lender’s name.

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person shall be deemed to have been given upon delivery. Notices and other communications delivered by facsimile transmission or electronic mail shall be deemed to have been given as of one business day after sending thereof. All notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

12.7	Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only (a) by the written consent of the Company and the Lenders who lent the majority of the Loan Amount, in which case, such amendment or waiver shall be binding upon the Company and all the Lenders, and their respective successors and assigns; or (b) in the case of a waiver only, by the written consent of any Lender or the Company, as applicable, provided however that such waiver will apply only to such Lender (and not to all the other Lenders) or to the Company, as applicable.

12.8	Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonable necessary to effectuate the purposes of this Agreement.

12.9	No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement on the Effective Date

The Company:

GAUZY LTD.

By:
Title:

[Gauzy Ltd. – 2023 CLA – Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement on the Effective Date

The Lender:

By:
Title:

Lender Loan Amount shall equal:	US$_______________

[Gauzy Ltd. – 2023 CLA – Signature Page]

Exhibit A – Lenders

Lenders	Loan Amount in US$		Required Pro Rata Percentage	Address
Blue-Red Capital Fund L.P.			2.96%
Ibex Partners (Gauzy) LP			3.56%
Ibex Israel Fund LLLP			30.48%
Ibex Partners (MW) LLLP			3.40%
Infinity Holding Ventures PTE. Limited			9.01%
Olive Tree V Limited Partnership			15.59%
Water Bear Investments LLC			0.71%
Elie Zilkah			0.54%
Avery Dennison Ltd.			3.39%
Kukac LLC			1.07%
Peter Kadas			0.48%
AAM VC PTE Ltd			1.17%
Sigma Six Limited			0.19%
Sabona Investments Limited S.A.			0.29%
Elljay Limited			0.29%
Sputnik Limited			0.29%
Hyundai Motor Company			3.17%
Sekisui Chemical Co., Ltd.			1.38%
South Lake One LLC (Quiroga)			10.00%
Walleye			2.33%
Benslie International Limited			1.80%
3A Capital			0.93%
BOS			0.13%
Hamilton Global Opportunities plc			1.40%
Chutzpah Holdings Limited			0.75%
Cartridge Holdings Limited			4.67%
TOTAL	US $	[●]	100%

Exhibit B – Joinder

The undersigned (the “Lender”) hereby consents to and agrees to be bound by all the terms, covenants and provisions of that certain Convertible Loan Agreement dated _________, __, by and among Gauzy Ltd. (the “Company”) and the Lenders listed on Exhibit A thereto (the “CLA”).

All terms not otherwise defined herein shall have the meanings ascribed to such terms in the CLA.

The Lender acknowledges and agrees that: (i) the Company’s representations and warranties provided in Section 8 shall be true and correct as of the CLA’s original Effective Date; (ii) upon execution and delivery of this Joinder to the CLA, it shall be deemed a Lender for all intents and purposes of the CLA; and (iii) it may not be considered an Overallotment Lender.

The undersigned’s total portion of the Lender’s Loan Amount shall equal: $_________________.

The execution of this Joinder shall constitute, for all intents and purposes, the undersigned’s execution of the CLA, including without limitation for the purpose of the representations and warranties of the Lenders thereto, which shall be true as of the date hereof.

Date: ________________

Signature: _____________________________

By:
Name:
Title:

Address:

The above is agreed to and confirmed by the Company:

_________________________

Gauzy Ltd.

By:

Title:

[Joinder to Convertible Loan Agreement dated ____________]

Exhibit C – Warrant

Exhibit D – Pledge Agreement

Exhibit E – Subordination Letter

Schedule 8

Schedule 8.2 – Required Approvals:

●	Required corporate approval in accordance with the Articles and the Israeli Companies Law.

●	Preferred Majority’s (as such term is defined in the Articles) consent.

●	Klirmark Capital 3 Ltd. and Davidson & W Technology Growth Cayman LP’s consent.

●	Blue-Red Capital Fund LP’s consent.

Schedule 8.5 – Litigation:

●	Complaint by Global Glass Technologies, Inc was filed with the U.S. District Court for the Middle District of Florida on May 7, 2021, against Research Frontiers Inc. and the Company with respect to an alleged infringement of Global Glass’ intellectual property.

●	Notice Letter to Shenzen Vanlong Technology Co LTD on behalf of the Company Dated April 21, 2015.

Schedule 8.6 – Intellectual Property:

●	See Schedule 8.5 above.

●	License Agreement between the Company and Research Frontiers Incorporated (“RFI”), dated September 30, 2017, as amended in a letter dated September 7, 2018.

●	Royalties to the Israel Innovation Authority (the “IIA”) in connection with the grants from the Company received from the IIA in connection with programs no. 49977 and 59389.

●	The Joint Product Agreement between the Company and Hanita coatings RCA Ltd., which was assigned to Avery Dennison Israel Ltd in February 2017, as amended, includes a revenue share mechanism.

Schedule 8.7 – Property:

●	The Company created in favor of Klirmark Opportunity Fund III, Limited Partnership and Davidson & W Technology Growth Cayman Limited Partnership, inter alia:

o	a first ranking floating charge over all the assets, equipment, and rights that the company has or will have;

o	a first ranking fixed charge over the Company’s fixed assets;

o	a first ranking fixed charge over the Company’s intellectual property;

o	a first ranking fixed charge over the Company’s shares it holds in Vision, RFI, Gauzy GmbH and Gauzy USA;

o	a first ranking fixed charge over the Company’s shareholder loans owed by any Subsidiary;

o	a first ranking fixed charge over the Company’s rights in the Vision SPA;

o	a first ranking fixed charge over the Company’s registered and unissued share capital; and

o	a first ranking fixed charge over the Company’s goodwill.

●	A second ranking floating charge over all the assets, equipment, monies and rights that the Company has in favor of Blue-Red.

●	a first ranking fixed charge over the Company’s rights in the Company’s account in Bank Mizrahi account number 193808 and 145862 in branch number 528.